UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2022

Netcapital Inc.
(Exact name of registrant as specified in its charter)

Utah	001-41443	87-0409951
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

State Street Financial Center, 1 Lincoln Street, Boston, Massachusetts 02111
(Address of principal executive offices) (Zip Code)

782-925-1700
(Registrant's telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	NCPL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01. Entry into a Material Definitive Agreement.

On December 13, 2022 (the “Effective Date”), Netcapital Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with ThinkEquity LLC (“ThinkEquity”), as representative of the several underwriters listed on Schedule I thereto (the “Underwriters”), relating to the public offering (the “Offering”) of 1,247,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a price to the public of $1.40 per Share (the “Offering Price”). Pursuant to the terms of the Underwriting Agreement, the Company has also granted the Underwriters a 45-day option to purchase up to an additional 187,000 shares of Common Stock (the “Option Shares” and together with the Shares, the “Securities”) solely to cover over-allotments, if any, at the Offering Price less the underwriting discounts and commissions. In connection with the Offering, the Company also agreed to issue ThinkEquity, or its designees, warrants to purchase up to 62,350 shares of Common Stock (equal to five percent (5%) of the number of Shares sold to the public), or warrants to purchase an aggregate of up to 71,700 shares of Common Stock if both the Shares and the Option Shares are sold (the “Representative’s Warrants”).

On December 16, 2022, the Company closed the Offering and issued the Shares for aggregate net proceeds of approximately $1.39 million to the Company from the sale of the Shares, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Company also issued warrants to purchase up to 62,360 shares of Common Stock to ThinkEquity and its designees. If the Underwriters exercise their over-allotment option for the Option Shares in full, the Company expects to receive an additional $242,165 in net proceeds. The Company intends to use the net proceeds from the Offering for general corporate purposes, working capital and general and administrative expenses.

The Securities were offered, issued and sold to the public pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-267921) previously filed with the Securities and Exchange Commission (the “Commission”) on October 18, 2022 and declared effective by the Commission on October 26, 2022 and related prospectus supplements dated December 13, 2022, as amended on December 16, 2022.

Pursuant to the Underwriting Agreement, subject to certain exceptions, we and our officers, directors and certain 5% stockholders have agreed not to sell or otherwise dispose of any of the Company’s securities held by them for a period ending three (3) months after the Effective Date without first obtaining the written consent of ThinkEquity.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The Underwriting Agreement provides for indemnification by the Underwriters of the Company, its directors and officers, and by the Company of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, and affords certain rights of contribution with respect thereto.

The description of the terms and conditions of the Underwriting Agreement and Representative’s Warrants set forth herein does not purport to be complete and is qualified in its entirety by the full text of the Underwriting Agreement and the form of Representative’s Warrant, which are attached hereto as Exhibit 1.1 and Exhibit 4.1, respectively.

The legal opinion of CodeLaw LLC relating to the legality of the issuance and sale of the Securities is attached as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Item 8.01 Other Events.

On December 13, 2022, the Company issued a press release announcing the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

On December 13, 2022, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

On December 16, 2022, the Company issued a press release announcing the closing of the Offering. A copy of the press release is attached as Exhibit 99.3 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated December 13, 2022, by and between Netcapital Inc. and ThinkEquity LLC
4.1	Form of Representative Warrant (included as Exhibit A to Exhibit 1.1)
5.1	Legal Opinion of CodeLaw LLC
23.1	Consent of CodeLawLLP (contained in Exhibit 5.1)
99.1	Launch Press Release dated December 13, 2022
99.2	Pricing Press Release dated December 13, 2022
99.3	Closing Press Release dated December 16, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Netcapital Inc.
(Registrant)

Date: December 16, 2022	By:	/s/ Coreen Kraysler
Coreen Kraysler
Chief Financial Officer